Exhibit 99.1

FOR IMMEDIATE RELEASE
The Jones Group Inc.

Investor Contact:
John T. McClain, Chief Financial Officer
The Jones Group
(212) 642-3860

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

THE JONES GROUP INC. REPORTS PRELIMINARY 2010 FOURTH QUARTER AND FULL YEAR ADJUSTED RESULTS AND OTHER ITEMS

  Expects 2010 adjusted earnings per share of approximately $1.50
  Expects 2010 GAAP earnings per share of approximately $0.62
  Expects non-cash trademark impairment charges totaling approximately $38 million
  Expects 2010 net revenues of approximately $3.64 billion
  Expects year end cash balance of approximately $200 million

New York, New York - January 20, 2011 - The Jones Group Inc. (NYSE: JNY) today released its preliminary adjusted and GAAP results for fiscal year 2010. The Company expects to report 2010 full year adjusted earnings per share of approximately $1.50, compared with 2009 adjusted earnings per share of $1.14. For the fourth quarter of 2010, the Company expects to report adjusted earnings per share of approximately $0.03, compared with a 2009 fourth quarter adjusted earnings per share of $0.11. Adjusted earnings per share excludes the effects of impairment and restructuring charges and other items not considered relevant for period over period comparisons (see reconciliation of adjusted earnings in the attached schedule). As reported under generally accepted accounting principles ("GAAP"), the Company expects to report full year 2010 earnings per share of approximately $0.62, compared with 2009 full year loss per share of $(1.02) and a 2010 fourth quarter loss per share of approximately $(0.47), compared with a 2009 fourth quarter loss per share of $(1.53).

The Company expects to report full year 2010 adjusted and GAAP net revenues of approximately $3.64 billion, compared with full year 2009 adjusted and GAAP net revenues of approximately $3.33 billion. Additionally, the Company expects to report full year 2010 adjusted operating income of approximately $250 million and GAAP operating income of approximately $144 million, compared with full year 2009 adjusted and GAAP operating income (loss) of $202 million and $(12) million, respectively.

Wesley R. Card, The Jones Group Chief Executive Officer, stated: "Fourth quarter sales in our wholesale and company-owned channels were strong, consistent with the industry, and within our anticipated range. While our core brands continued to perform well, the retail environment was more promotional than anticipated, particularly in footwear, which impacted our gross margin. Margins were further impacted by the effect of continued rising costs and a softer market for excess inventory. As a result, we expect gross margins for the full year 2010 to approximate 2009 gross margins and fourth quarter 2010 gross margins to be approximately 340 basis points below those of the 2009 fourth quarter."

John T. McClain, The Jones Group Chief Financial Officer, commented: "Planned inventory positions for the back half of 2010 were influenced by the strong sales trends that existed in the front half of the year. As sales trends slowed in the back half, we needed to sell more into the off-price channel to clear that inventory. We are now well positioned with our inventory and we have tightened our 2011 buy plans to a more conservative approach."

Mr. Card continued: "The performance of our brands has been consistently strong, even in a challenging environment, and for 2011, we believe that our brands are positioned to achieve net revenue growth in mid-single digits. That said, the strength in consumer spending and acceptance of price increases in 2011 remain uncertain. In addition, continued cost inflation will present a significant challenge to margins. We believe that with selective price increases, disciplined execution and the full year impact of our 2010 acquisitions, 2011 gross margins can be at 2010 levels. In addition, we will control our expenses and reduce when necessary, with the goal of maintaining or improving our operating margin."

Mr. McClain continued: "Our financial position remains strong. We ended the year with approximately $200 million of cash and an undrawn $650 million revolving credit facility, while investing in working capital to support our growing business. Throughout 2011, we will maintain a prudent management of inventories and expenses to conserve cash and improve margins."

Non-Cash Trademark Impairment Charges
The Company has completed its required annual goodwill and trademark impairment analysis for 2010 and expects fourth quarter and full year 2010 reported results to include a pre-tax, non-cash charge of approximately $38 million ($24 million after-tax) for the impairment of certain trademarks primarily utilized in our wholesale jeanswear business.

Liquidity and Cash Provided By Operating Activities
The Company expects to report approximately $200 million of cash on hand at December 31, 2011, with no amounts drawn under its $650 million revolving credit facility. Additionally, the Company expects to report cash provided by operating activities from 2010 of approximately $140 million. The Company's previous guidance was cash on hand of approximately $170 million and cash provided by operating activities of approximately $120 million. The increase in cash on hand and in cash provided by operating activities is primarily due to lower than planned working capital requirements.

Fourth Quarter 2010 Earnings Results / Conference Call
The Company noted that these 2010 fourth quarter results are preliminary and therefore subject to the Company's completion of its customary quarterly closing and review procedures. The Company will provide an update on these matters when it announces final 2010 fourth quarter results as scheduled, on Wednesday, February 9, 2011. A conference call with management will be held on February 9, 2011 at 8:30 am Eastern Time, which is accessible by dialing 412-858-4600 or through a web cast at http://www.jonesgroupinc.com. The call will be recorded and made available through February 17, 2011 and may be accessed by dialing 877-344-7529. Enter account number 447727.

Presentation of Information in the Press Release

Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of this press release.

About The Jones Group Inc.

The Jones Group Inc. (www.jonesgroupinc.com) is a leading global designer, marketer and wholesaler of over 35 brands with best-in-class product expertise across five divisions: apparel, footwear, jeanswear, jewelry and handbags. The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent. The Company also markets directly to consumers through branded specialty retail and outlet stores and through its e-commerce sites.

The Company's nationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, B Brian Atwood (L), Boutique 9, Easy Spirit, Gloria Vanderbilt, l.e.i, Bandolino, Enzo Angiolini, Nine & Co., GLO, Joan & David, Joneswear, Andrew Marc/Marc Moto (L), Kasper, Energie, Evan Picone, Le Suit, Mootsies Tootsies, Grane, Erika, Napier, Jessica Simpson (L), Dockers (L), Sam & Libby, Givenchy (L), Judith Jack, Albert Nipon and Pappagallo.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national, regional and international economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
  the tightening of the credit markets and the Company's ability to obtain capital on satisfactory terms;
  given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  the Company's ability to identify acquisition candidates and, in a competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;
  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
  consolidation of the Company's retail customers;
  financial difficulties encountered by the Company's customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to attract and retain qualified executives and other key personnel;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor, advertising and transportation;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products but litigation and political activity seeking to re-impose quotas have been initiated;
  the Company's ability to successfully implement new operational and financial computer systems; and
  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Measures to GAAP
for the quarter and twelve months ended December 31, 2010
(UNAUDITED)

All amounts in millions, except per share data	FOURTH QUARTER		FULL YEAR
	2010	2009	2010	2009
Projected operating (loss) income	$(47.6)	$(128.8)	$144.1	$(12.1)
Adjustments:	-	120.6	-	120.6
Goodwill impairments (a)	-	120.6	-	120.6
Items affecting segment income:
Trademark impairments (a)	37.6	28.7	37.6	28.7
Impairment and other expenses related to retail store closure plan (b)	3.1	(0.2)	8.7	24.1
Charges associated with the bankruptcy of former U.K. licensee	-	-	0.2	3.9
Charges related to acquired businesses (c)	1.2	-	16.3	-
Other business development costs (d)	0.6	1.3	6.6	1.3
Severance and other charges related to executive management changes (e)	3.4	-	7.4	-
Lease-related costs for facilities closed in restructuring activities	0.6	1.3	7.4	3.3
Impairment of acquired intangible asset (f)	-	-	2.6	-
Charitable contributions (g)	8.0	-	8.0	-
Other restructuring expenses and certain other charges (h)	3.9	5.2	11.1	31.9
Total adjustments to operating (loss) income	58.4	156.9	105.9	213.8
Projected adjusted operating income	$10.8	$28.1	$250.0	$201.7
Projected income (loss) attributable to Jones	$(40.6)	$(130.4)	$53.3	$(86.6)
(Benefit) provision for income taxes	(25.0)	(7.5)	30.4	16.2
Adjustments to operating (loss) income, from above	58.4	156.9	105.9	213.8
Loss and costs associated with repurchase of 4.250% Senior Notes (i)	-	(0.4)	-	1.5
Write-off of line of credit fees (j)	-	(3.6)	-	4.4
Adjustment of remaining consideration payable related to acquisition of Stuart Weitzman (k)	9.4	-	14.9	-
Adjusted income before taxes	2.2	15.0	204.5	149.3
Adjusted (benefit) provision for income taxes	(0.4)	5.3	74.6	52.5
Projected adjusted income attributable to Jones	2.6	9.7	129.9	96.8
Less: adjusted income allocated to participating securities	(0.1)	(0.5)	(5.7)	(3.9)
Projected adjusted income available to common stockholders	$2.5	$9.2	$124.2	$92.9
Projected (loss) earnings per share - diluted	$(0.47)	$(1.53)	$0.62	$(1.02)
(Benefit) provision for income taxes	(0.29)	(0.09)	0.35	0.19
Goodwill impairments (a)	-	1.41	-	1.42
Items affecting segment income:
Trademark impairments (a)	0.44	0.33	0.44	0.34
Impairment and other expenses related to retail store closure plan (b)	0.03	-	0.10	0.28
Charges associated with the bankruptcy of former U.K. licensee	-	-	-	0.05
Charges related to acquired businesses (c)	0.01	-	0.19	-
Other business development costs (d)	0.01	0.01	0.07	0.02
Severance and other charges related to executive management changes (e)	0.04	-	0.09	-
Lease-related costs for facilities closed in restructuring activities	0.01	0.02	0.08	0.04
Impairment of acquired intangible asset (f)	-	-	0.03	-
Charitable contributions (g)	0.09	-	0.09	-
Other restructuring expenses and certain other charges (h)	0.05	0.06	0.13	0.37
Loss and costs associated with repurchase of 4.250% Senior Notes (i)	-	-	-	0.02
Write-off of line of credit fees (j)	-	(0.04)	-	0.05
Adjustment of remaining consideration payable related to acquisition of Stuart Weitzman (k)	0.11	-	0.17	-
Adjusted income before taxes	0.03	0.17	2.36	1.76
Adjusted (benefit) provision for income taxes	-	0.06	0.86	0.62
Projected adjusted earnings per share - diluted	$0.03	$0.11	$1.50	$1.14
(a)	Represents the impairments recorded as a result of the required annual review of our indefinite-lived intangible assets and goodwill in accordance with GAAP.
(b)	2010 and 2009 include severance, fixed asset impairment and other charges and credits related to the closure of underperforming retail locations.
(c)	2010 includes the amortization of the acquired order backlog from the acquisitions of Robert Rodriguez and Stuart Weitzman and the fair value adjustment of the contingent consideration payable for the Robert Rodriguez acquisition.
(d)	2010 includes investment consulting fees, legal fees, accounting fees and other items related to the acquisitions and other business development activities.
(e)	2010 includes severance and restricted stock amortization related to executive management changes in our footwear & accessories and retail segments.
(f)	2010 includes the impairment of the intangible asset related to the handbag license acquired with the Stuart Weitzman business.
(g)	Represents contributions made to the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins and for the establishment of an educational assistance fund for the children of Company associates as announced in December 2010.
(h)	2010 and 2009 include severance and other costs related to the exit from or restructuring of our moderate sportswear and certain other product lines and other charges not considered by management to be part of ongoing operations. 2010 also includes severance and other expenses associated with the closure of the Texas warehouse.
(i)	2009 includes the loss and costs associated with the repurchase of 4.250% Senior Notes.
(j)	2009 includes the write-off of deferred financing fees related to our prior revolving credit facility upon extinguishment.
(k)	Represents the periodic adjustment in accordance with GAAP of the remaining consideration payable related to the acquisition of Stuart Weitzman.